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                            NYLIFE DISTRIBUTORS INC.
                                51 MADISON AVENUE
                            NEW YORK, NEW YORK 10010

                           SOLICITING DEALER AGREEMENT

Gentlemen:

We are the principal underwriter of the shares of the Mainstay Funds and other open-end investment companies sponsored, advised or administered by any affiliate of New York Life Insurance Company, (hereinafter collectively referred to as the "Funds" and individually as the "Fund"). As such, we have the exclusive right to buy shares from the Funds for resale ("Shares"). As principal, we hereby offer to sell Shares to you, acting as principal and not as broker or agent for, or employee of, us or the Funds, upon the following terms and conditions:

1. The terms of the offering of the Shares are more fully described in the current prospectus for each Fund (hereinafter referred to as the "Prospectus"), receipt of which you hereby acknowledge. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Prospectus. To the extent that a Prospectus contains provisions that are inconsistent with the terms of this Agreement, the terms of the Prospectus shall be controlling.

2. You confirm that you have reasonable grounds to believe, based on information made available to you by us through the Prospectus and other materials, that all necessary material facts are adequately and accurately disclosed in the Prospectus.

3. You hereby represent, warrant and covenant that you are, and shall remain, duly and validly incorporated, validly existing, and in good standing as a corporation under the laws of the State in which you are incorporated, with full and proper power and authority to enter into and perform this Agreement. You further covenant that the corporate officer signing on behalf of you is properly authorized to execute this Agreement, and that this Agreement constitutes a valid and binding contract between you and us enforceable in accordance with its terms (except to the extent that the enforceability of the indemnification provisions contained herein may be limited under federal securities law).

4. You represent and confirm that you and your registered principals are not presently the subject of an action by any securities regulatory authority and agree to promptly notify us in the event of any such action. You also represent and warrant that for sales of Shares to the public, you and your agents and employees are and will remain duly registered and licensed to offer and sell Shares in those jurisdictions in which you do so. You will not offer the Funds for sale in any state where they are not qualified for sale, or exempt from qualification, under the Blue Sky Laws and regulations of such state or where you are not qualified to act as a dealer. You further covenant that you will promptly notify us of any change in your or your agents' or employees' duly registered or licensed status in any jurisdiction in which you or your agents or employees have been offering or selling Shares.
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5.    You represent, warrant and covenant that you are registered as a broker-dealer under the Securities Exchange Act of 1934, or that you are exempt from such registration, and that you are a member of the National Association of Securities Dealers, Inc. ("NASD"), or that you are exempt from NASD membership. If you are a foreign broker-dealer, you further agree that you are registered under the Securities Exchange Act of 1934 and will conform to the NASD's Conduct Rules when making sales of Shares and you agree to make sales of Shares only to purchasers within the United States. You agree that you will immediately advise us of any termination or suspension of your broker-dealer registration or NASD membership.

6. You agree to abide by the NASD's Conduct Rules as well as all applicable State and Federal laws and rules and regulations of authorized regulatory agencies thereunder. You agree not to offer or sell any Shares except under circumstances that will result in compliance with the applicable Federal and State securities laws, rules and regulations and the NASD's Conduct Rules, including a review by you of the product's suitability for the client. You will furnish to each person to whom a sale or offer to sell Shares is made, a copy of the appropriate Fund's then-current Prospectus.

7. You hereby represent that you are a member in good standing of the Mutual Fund Settlement, Entry and Registration Verification
      ("Fund/SERV") System of the SCC Division of the National Securities Clearing Corporation ("NSCC"), authorized to utilize the Fund/SERV Service in accordance with the NSCC's Rules and Regulations.

8. It is understood that nothing in this Agreement, including the word "commissions," shall be construed to establish either of us as an agent, partner, or employee of the other, nor shall give you any authority to act as an agent for us. Nor shall anything in this Agreement be construed to establish you or any Fund as an agent, partner, or employee of the other, and it is understood that you have no authority to act as an agent for the Fund. In all sales of the Shares to the public, you shall act as a dealer for your own account, and neither we, any of our affiliates and subsidiaries, nor any Fund shall be liable for any of your acts or obligations as a dealer under this Agreement.

9. You agree that all purchases of Shares from us shall be made only to cover orders already received by you or for your own bona fide investment.

10. All orders for purchases of Shares received from you and accepted by us will be at the public offering price applicable to each order, as established by the then-effective Prospectus of the Fund for whose Shares the order is placed. You agree to place orders in accordance with the terms of the most current Prospectus, copies of which are attached hereto, and which may be modified from time to time. The current Prospectuses provide that all orders for the purchase and exchange of Fund shares accepted by you prior to the close of the New York Stock Exchange ("NYSE") must be transmitted prior to 4:00 p.m. Eastern Time and all orders to repurchase Fund shares must be transmitted by 5:00 p.m. Eastern Time. However, should trading on the NYSE be halted prior to such time, all orders must be placed by the closing of the NYSE on that same business day. All orders are subject to acceptance by us in our sole discretion, and purchases become effective only upon confirmation. The procedure relating to the handling of orders shall be subject

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      to instructions which we shall forward from time to time to you. We will not accept from you any conditional orders for the purchase, sale, or redemption of Shares, and you agree that prior to execution of an application for a purchase of Shares by a discretionary account, you will obtain (1) the prior written approval of the purchaser, and (2) a record of the date on which this discretion was granted.

11. You agree that you will not withhold placing customers' orders relating to the Funds so as to profit yourself as a result of such withholding.

12. You agree that you will not purchase, as principal, any Shares of any Fund from others at a price lower than the redemption or repurchase price next quoted by us as agent for the Fund following receipt of the request for redemption or repurchase. Nothing in this Agreement, however, shall prevent you from selling Shares for the account of a record owner to us or the issuer at the redemption or repurchase price next quoted by us as agent for the Funds, and charging the record owner a fair commission for handling the transaction.

13. Payment for Shares ordered from us must be received by us within three business days after our acceptance of your order, or within such shorter time as is prescribed by the Federal securities laws. If payment for the Shares is not so received by us, we reserve the right, without notice, to forthwith cancel the sale without any responsibility or liability on our part or on the part of the Funds; in which case you will be responsible for any loss, including loss of profit, suffered by the Funds resulting from your failure to make payment as aforesaid or, at our option, to sell the Shares ordered back to the issuer (in which case we may hold you responsible for any loss, including loss of profit, suffered by us resulting from your failure to make payment as aforesaid). You agree to indemnify us and hold us harmless for all losses, including actual and compensatory damages, as may be imposed on us by NSCC for your failure to timely deliver payment as required under the Rules and Regulations of NSCC and all agreements thereunder. You further agree that you will reimburse us for any losses we incur upon the payment of redemption proceeds for shares held by you.

14. Unless otherwise agreed, upon request, delivery of certificates for Shares sold to you by us hereunder shall be made available for delivery, after payment of the purchase price, at the office of our agent, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110.

15. You agree that if any Shares sold to you by us under the terms of this Agreement are repurchased by the issuer or by us as agent for the issuer, or are tendered for redemption, within seven business days after the date of our confirmation of the original purchase by you, you shall forfeit your right to any discount or other compensation received by or allowed to you on the sale of such Shares hereunder. We agree to notify you of any such repurchase or redemption within ten business days from the date on which a stock power, if no certificate for the Shares has been issued, or the certificate is delivered to us or to the issuer, and you agree to forthwith refund to us the full discount or other compensation received by or allowed to you. We further agree to pay such refund forthwith to the issuer.

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16.   You will be compensated in accordance with the attached "Dealer
      Commission Schedule" which, anything herein to the contrary notwithstanding, is subject to change by us at any time and from time to time, but no such changes shall affect amounts payable to you as commissions on orders accepted by us prior to any such changes. You and we agree that the attached Dealer Commission Schedule is subject to the current Rule 12b-1 Plan, which is described in the current Prospectus (including the Statement of Additional Information) of each Fund, and that if the Board of Trustees of any Fund reduces or otherwise limits the fees paid to us pursuant to the Rule 12b-1 Plan, you and we shall reduce the Dealer Commissions paid to you for any period in which the fee paid to us pursuant to the Rule 12b-1 Plan was so reduced or otherwise limited. We shall notify you in writing within 3 business days of any such action by the Board of Trustees of any Fund. Within 30 days following this notice, you and we shall agree, in writing, to reduce, or otherwise limit, the Dealer Commissions due or paid for any period in which the fee due or paid to us pursuant to the Rule 12b-1 Plan was reduced or otherwise limited. However, if you and we do not agree to such reduction or other limitations of the Dealer Commissions, then one of the following alternative actions shall occur:

      a. Either you or we may terminate this Agreement immediately upon delivery of written notice to the other and all rights, duties, obligations and payments under this Agreement, except those contained in Sections 21, 22, 23, 24, and 25, shall cease upon such termination; or

      b. We and you may agree, in writing, to continue this Agreement without modification; or

      c. We and you may agree, in writing, to another modification of this Agreement or other arrangement.

There will be no commissions payable to you on the reinvestment of dividends or capital gains.

17. Neither you nor any other person, including persons associated with you, is authorized or permitted to give any information nor make any representations concerning the Shares or the Funds other than those contained in the Prospectuses or any supplemental sales literature supplied by us or approved by us in writing in advance for use in connection therewith (except that sales material provided by us that is designated as being for broker-dealer use only may not be disseminated to the public). Any supplemental sales literature, if distributed, must be preceded or accompanied by the Fund's Prospectuses. You agree that any information given or representations made on the basis of the supplemental sales literature shall be consistent with the related information and representations contained in the Prospectus. You further agree that you will not disseminate or publish any advertisement relating to your solicitation of purchases of Shares (including, without limitation, any so-called "tombstone" advertisement, or any advertisement relating to seminars) (i) the form of which has not been submitted to the NASD by us, and (ii) which has not been approved in writing by us.

18. You agree that you will rely solely on the representations contained in the Prospectus and aforementioned supplemental sales literature when purchasing Shares from us.

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19.   We agree that additional copies of the Prospectus, supplemental sales literature, and application forms for the purchase of Shares will be supplied by us to you in reasonable quantities upon request.

20. You agree that (i) any printed information furnished by us to you other than the Prospectus, periodic reports, and proxy solicitation materials, and (ii) qualifying the Shares in the various states, are solely our responsibility and not the responsibility of the Funds, and you further agree that the Funds shall have no liability or responsibility to you in these respects.

21. You agree not to use the words "Mainstay Capital Appreciation Fund"; "Mainstay Value Fund"; "Mainstay Convertible Fund"; "Mainstay High Yield Corporate Bond Fund"; "Mainstay Government Fund"; "Mainstay Money Market Fund"; "Mainstay Tax Free Bond Fund"; "Mainstay New York Tax Free Fund"; "Mainstay California Tax Free Fund"; "Mainstay Total Return Fund"; "Mainstay Equity Index Fund"; "Mainstay International Equity Fund;" "Mainstay International Bond Fund;" "Mainstay Strategic Income Fund"; "Mainstay Strategic Value Fund"; "Mainstay Blue Chip Growth Fund"; "Mainstay Research Value Fund"; "Mainstay Equity Income Fund"; "Mainstay Growth Opportunities Fund"; "Mainstay Small Cap Growth Fund"; "Mainstay Small Cap Value Fund"; "Mainstay Global High Yield Fund"; "Mainstay Funds"; "New York Life Insurance Company"; "Mainstay Management, Inc."; "MacKay-Shields Financial Corporation"; "Monitor Capital Advisors, Inc.;" "MacKay Shields"; or any derivation or combination thereof, whether in writing, by radio or television, or through any other advertising media, without our prior written approval.

22. You agree that we shall have full authority to take such action as we may deem advisable in respect to all matters pertaining to the offering, and we reserve the right to, in our discretion, suspend sales or withdraw the offering of Shares entirely, without prior notice to you. We shall be under no liability to you except for lack of good faith obligations expressly assumed by us in this Agreement, and liabilities under Section 11(f) of the Securities Act of 1933, and no obligations on our part shall be implied or inferred from this Agreement. You further agree to indemnify us for any liability arising out of: (a) the acts of your registered representatives or agents, including the unauthorized use of sales materials, misrepresentations or omissions, unlawful sales practices or failure to supervise; (b) claims by your agents for any type of remuneration or compensation; and (c) your failure to comply with the provisions of the Agreement. Each party hereto agrees to notify the other party within a reasonable time of any claims which might involve liability on the part of the other party. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not constitute, a waiver by you of compliance with any provisions of the Securities Act of 1933 or the Securities Exchange Act of 1934, of the rules and regulations thereunder, or of the NASD's Conduct Rules.

23. We agree that all disputes among the parties to this Agreement shall be submitted to arbitration in accordance with the NASD's Code of Arbitration Procedure or successor thereto, in effect at the time.

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24.   We agree that this Agreement shall not be assigned by either party without the written consent of the other.

25. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

26.   Notices to be given shall be addressed as follows:

      If to us, to:

               NYLIFE Distributors Inc.
               300 Interpace Parkway - Bldg. A
               Parsippany, NJ 07054
               Attention: Frank Mistero, President

      If to you, to:


Unless the party to whom notice is to be given has specified an alternative means of notification.

27. The terms of this Agreement shall continue in force for one year from its effective date and thereafter shall automatically be renewed every year for a further one year period, provided either party may unilaterally terminate this Agreement upon thirty (30) days written notice to the other party of its intention to do so. Notwithstanding the foregoing, we shall have the right to terminate this Agreement, without notice to you, if:

      a. you or any of your registered principals become the subject of any investigation or disciplinary action by any governmental, regulatory, or judicial authority that has resulted, or for which it appears reasonably likely will result, in the loss or suspension of any registration, membership, or license referred to in Sections 4, 5 and 6 of this Agreement;

      b. your ability to perform your obligations under this Agreement have become or are reasonably likely to become impaired; or

      c. you otherwise breach any of the representations and warranties set forth in this Agreement. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except those contained in Sections 21, 22, 23, 24 and 25.

28. All amendments to this Agreement shall be in writing. Notwithstanding the foregoing, NYLIFE Distributors Inc. reserves the right to amend this Agreement and the Schedules thereto at any time, and you agree that your submission of an order to purchase the Funds after written notice of any such amendment has been sent to you shall constitute your agreement to such amendment.
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29.   If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a Tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

                              NYLIFE DISTRIBUTORS INC.

                              By:
                                 ------------------------------------------
                                 Frank A. Mistero, President

                                 -----------------------------------------
                                  DATE

 ACCEPTED:

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 Firm Name

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 Address

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By:
   ---------------------------------
Title:
       -----------------------------

Date:
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                           DEALER COMMISSION SCHEDULE


1.   For Mainstay Funds with a deferred sales charge ("Class B Shares"), a
     4% commission will be paid to you by NYLIFE Distributors Inc. with respect to initial purchases of Shares for your customers if the initial Shares purchased are less than $1,000,000 in aggregate net asset value. Commissions will be paid at the rate of 4% of net asset value of each subsequent purchase of Class B Shares for accounts that were established initially with the purchase of Shares valued at less than $1,000,000. Purchases of more than $1,000,000 in net asset value will not be accepted for Class B Shares; such purchases shall be accepted as Class A shares only and commissions for such purchases will be paid in accordance with Paragraph 3 below.

2. For purchases of Mainstay Funds with an initial sales charge ("Class A Shares") of less than $1,000,000 in net asset value, commissions will be paid to you in accordance with the provisions of, and the schedules set forth in, the then applicable prospectus. The commissions to be paid on Class A Shares will vary depending upon the investment orientation of the Fund, the amount of the sale and the type of account for which the shares are purchased. Commissions for purchases of more than $1,000,000 in net asset value of Class A Shares will be paid in accordance with Paragraph 3 below.

3. If the initial Shares purchased are greater than $1,000,000 in aggregate net asset value, commissions will be paid as follows:

     a. a 1% commission will be paid on the portion of a sale from $1,000,000 to $2,999,999;

     b. a 0.50% commission will be paid on the portion of a sale from $3,000,000 to $4,999,999; and

     c. a 0.40% commission will be paid on the portion of a sale of $5,000,000 or more.

4. Notwithstanding the provisions of Paragraphs 1, 2 and 3 of this Dealer Commission Schedule, Commissions shall not be paid with respect to purchases of Shares in the Money Market Fund or on the reinvestment of dividends or capital gains.

5. After commissionable sales reach an aggregate amount of $250,000, an annual Service Fee of 25 basis points (0.25%) will be paid with respect to those commissionable Fund Shares held in a shareholder's account for one year or more. Such Service Fee shall be paid quarterly and shall be based upon the aggregate net asset value of the Shares remaining in the account. Service Fees in amounts of less than $25 will not be paid.


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 NYLIFE DISTRIBUTORS INC.


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